UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2009

ENSIGN SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52984	26-1545353
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

914 Park Knoll Lane

Katy, TX 77450

(Address of principal executive offices) (zip code)

281-398-1433

(Registrant's telephone number, including area code)

Copies to:

Richard A. Friedman, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

__________________________________

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 19, 2009, Timex Assets & Services, Inc. (formerly known as Timex Petrol Co., Ltd. (“Timex A&S”)) entered into a cooperation agreement (the “Cooperation Agreement”) with Tin Nghia Petrol Trading Company Limited (“Timex Petrol Trade”). Pursuant to the Cooperation Agreement, for a term of 50 years commencing on June 19, 2009:

•

Timex A&S and Timex Petrol Trade agreed to cooperate in exploiting Timex A&S’s existing gas stations and the development of new gas stations.

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Timex A&S intends to develop and/or purchase new “Commerce and Service Complexes”, each of which will consist of a gas station and a “Commerce and Service Center.” A “Commerce and Service Center” will consist of construction works, building and equipment on the gas station land (excluding, however, the gas station itself) for the purpose of provision of service and commerce to commuters and local residents.

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Timex A&S will contribute 98% of the capital into the new and existing gas stations and Timex Petrol Trade will contribute 2% of the capital into the new and existing gas stations (the “Contribution Proportion”);

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Timex A&S and Timex Petrol Trade will be the co-owners of new and existing gas stations;

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Timex Petrol Trade will operate the petroleum business at the new and existing gas stations;

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Timex A&S will operate and provide services at the Commerce and Service Centers and lease assets to Timex Petrol Trade relating to the Commerce and Service Complexes;

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Timex A&S and  Timex Petrol Trade will share revenue, profit, expenses, and bear the risks from the operations contemplated by the Cooperation Agreement in accordance with the Contribution Proportion;

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Timex A&S agreed to provide Timex Petrol Trade with a revolving credit facility in an aggregate amount to be agreed upon by the parties, which shall not exceed 50% of the total assets of Timex A&S including loans and loan guarantees, which will bear interest at a rate to be agreed upon by the parties.

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Timex A&S shall have the right to purchase Timex Petrol Trade’s interest in the assets relating to the operations contemplated by the Cooperation Agreement, if applicable Vietnamese law is amended to allow Timex A&S to own all of the assets relating to the operations contemplated by the Cooperation Agreement.

As previously reported in a Form 8-K filed with the Securities and Exchange Commission on March 25, 2009, on  March 19, 2009, Ensign Services, Inc. (the “Company”, “we”, “us”, or “our”) entered into an Exchange Agreement with certain of its shareholders, Timex A&S, and the shareholders of Timex A&S (the “Timex A&S Shareholders”).

Pursuant to and upon the closing of the Exchange Agreement (the “Closing Date”), the Company will issue to the Timex A&S Shareholders an aggregate of 45,900,000 shares of its common stock in exchange for all of the issued and outstanding shares of Timex A&S.

Effective on the Closing Date, the Company will acquire Timex A&S, which, as of the Effective Date, in accordance with the Cooperation Agreement, will be the co-owner of 28 gas stations in Vietnam. As of the Effective Date, in accordance with the Cooperation Agreement Timex A&S will receive revenues from the gas station business and in accordance with Contribution Proportion. In addition, in accordance with the Cooperation Agreement, Timex A&S plans to develop and operate convenience stores (or Commerce and Service Complexes) throughout Vietnam, subject to obtaining financing. Timex A&S intends to open 13-14 convenience stores a year.  Following the acquisition of Timex A&S, we expect to generate revenues from:

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Pursuant to the Cooperation Agreement, operation of the Community and Service Centers, in accordance with the Contribution Proportion;

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Pursuant to the Cooperation Agreement, leasing assets relating to the Commerce and Service Complexes, accordance with the Contribution Percentage; and

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Pursuant to the Cooperation Agreement, from the gas station business, in accordance with the Contribution Percentage..

As of the Closing Date, Timex A&S will become a wholly owned subsidiary of the Company. The acquisition of Timex A&S will be treated as a reverse acquisition, and the business of Timex A&S will become the business of the Company.

Timex A&S Overview

Timex A&S is a joint stock Vietnamese company organized on January 28, 1999. It supplies petrol, lubricants, LPG gas, fuel and building materials.  Its services focus on rental services for warehouses, workshops and kiosks located at district trade centers.  It also provides tour boats on the Dong Nai River to generate revenues from the tourism business in the region.   It is currently a general agent for Petec and Saigon Petro, which are two of only ten companies in Vietnam currently allowed by the national government to import fuel.  Petec and Saigon Petrol represent two of Timex A&S’s major supplies (the other being PVOil). Timex A&S is one of the key suppliers of gasoline to factories in area industrial parks and has 28 petrol stations in Dong Nai and adjacent provinces.  It had revenues of US$61.1 million and a net profit of US$0.6 million in 2007.  In 2008 Timex A&S has revenues of approximately US$90 million with a net profit of about US$1.9 million.  Timex A&S’s retail business network dominates the market in the province with gas stations spread along the main traffic routes and important points in southeast provinces of Vietnam.  For this reason, Timex A&S’s retail fuel operation contributes to the business and financial development of Dong Nai Province as well as serving the local residents within Dong Nai and neighboring provinces.  At present, Timex A&S is the second largest fuel supplier in Dong Nai. Timex A&S will seek to grow its customer base through its existing framework of gas stations, a respected name brand and well-known customer service.

Though the current gas stations generate significant revenues, profit margins are comparatively low, as is true of most retail stations that supply only gasoline.  The Company believes the combined gas station and convenience store concept, however, which has yet to be introduced to the Vietnam market by any competitor, will drive much higher profit margins to the gas station business -- as it has for every other global market in which convenience store/gas stations are established [Angel Gonzalez 2007, The Seattle Times, http://seattletimes.nwsource.com/html/businesstechnology/2003812418_gasretailers30.html].

Timex A&S’s revenues will be derived from the convenience stores which it plans to build as well as the related real estate, while Timex Petrol Trade will maintain operation of the gas stations.

Additionally, Timex A&S is preparing to build a gas and oil depot near HCMC in the Nhon Trach district.  Vietcombank has approved a $30 million line of credit for Timex A&S to begin construction on the fuel depot.  It is anticipated that The Phu Huu Fuel Depot will have a capacity of 180,000m³ for petroleum and the bank line of credit will allow Timex A&S to build out the initial 60,000m³ of that capacity.  The depot will also have capacity for LPG, asphalt, lubricant oil, and various chemicals.

Timex A&S’s Gas Station Business--Overview

Timex A&S currently owns 28 gas stations in Vietnam.  These gas stations are located on the major national routes, key intersections and industrial parks of Dong Nai province, near Ho Chi Minh City (“HCMC” or Saigon). Ten additional gas stations are planned within the next three years, subject to obtaining financing, with land already identified and secured.  Following the closing of the reverse acquisition, Timex A&S will own the real estate on which these gas stations are situated.

Timex A&S is making aggressive efforts to build gas stations in industrial parks in Long Thanh district in the best and available real estate zones.  Most of Timex A&S’s new gas stations will be located around Vietnam’s upcoming international airport.

Timex A&S’s Planned Convenience Stores--Overview

Timex A&S intends to expand the gas stations it currently owns to include convenience stores (“c-stores”), which it will own.  Convenience stores are a new concept in Vietnam.  It is anticipated that the petrol stations will be owned by Timex Petrol Trade while the convenience stores will be owned by Timex A&S.

Timex A&S’s concept of a “convenience store” is defined as follows:

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Physical building size of less than 5,000 ft;

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Have off-street parking and/or convenient pedestrian access;

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Extended hours of operation with many open 24 hours, seven days a week;

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Stock at least 500 stock-keeping units (SKUs);

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Product mix includes grocery type items, and also includes items such as beverages and snacks (including confectionery).

Timex A&S plans to employ Point-of-Purchase (“POP”) and traffic-driving promotions, as well as strategically designed store layouts and plan-o-grams supported by extensive research and industry specific data.  Timex A&S plans to build out the brand as a “Community Service Center” (referred to above as “Commerce and Service Center”) and become an anchor business for the local community.

Rather than a petrol station that offers a few food items to purchase, the Community Service Centers (“CSC”) will serve to draw local residents to the stations for many reasons beyond filling their gas tanks or buying a few items that they may need in an emergency.  Unlike in some countries where convenience stores are mainly for buying snacks, cigarettes or alcohol, Timex A&S believes that Vietnam’s convenience stores will evolve into a unique places where customers can do everything from paying their bills, sending a fax or purchasing phone cards for calls overseas.  The goal of the concept is for the stores to not only be residents’ corner stores, but also their post office, bank, home office and much more.  Timex A&S will thus seek to drive traffic and create demand.

Timex A&S’s convenience stores may offer other goods and services as they come into the market; such as:

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DVD and video rentals;

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Services on behalf of approved financial and government institutions (such as paying utility bills, taxes, etc.);

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Renewal of auto insurance and registration;

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Purchase of tickets to local sports and cultural events;

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Downloadable ringtones/wallpapers for mobile phones;

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Job postings;

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Internet access stations;

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Post boxes and “Fed Ex Type” services;

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Purchase phone cards or receive/send wired funds.

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Many of these services can be provided by partnering with existing service providers (such as local governments, etc.). Timex A&S believes that by building out such a concept, local residents will have a much stronger reason to visit its planned convenience stores and spend money.

Vietnam—Country Overview

Vietnam is one of Southeast Asia’s fastest growing economies, trailing only China; the country has the second-fastest growing economy with 8-9 percent growth in 2005, 2006 and 2007.  Vietnam’s growth rate exceeded that of many countries in the region such as Thailand, Malaysia, Taiwan, South Korea and even India. [VietnamAccess 2007, http://www.vietnamaccess.com/VNAC-Main/VNinfo/VietnamEconomy2007.htm]

The shift away from a centrally-planned economy to a more market-oriented economic model has improved the quality of life for many Vietnamese.  Per capita income rose from US$220 in 1994 to US$832 in 2007.  The average Vietnamese savings rate is about 30% [Vietnam’s Economic Overview 2006, http://www.vnep.org.vn/Web/Content.aspx?distid=655&lang=vi-VN]. However, the Vietnamese government still holds a tight rein over major sectors of the economy such as the banking system through large state-owned enterprises.  The government has plans to reform key sectors and partially privatize state-owned enterprises, but implementation has been gradual and the state sector still accounts for approximately forty percent of GDP. [Global EDGE, Vietnam: Economy, http://globaledge.msu.edu/countryInsights/economy.asp?countryID=179&regionID=3]

The 2001 entry-into-force of the Bilateral Trade Agreement (BTA) between the U.S. and Vietnam was a significant milestone for Vietnam’s economy and for normalization of U.S.-Vietnam relations.  Bilateral trade between the United States and Vietnam has expanded dramatically from US$2.91 billion in 2002 to US$12.5 billion in 2007.  Implementation of the BTA, which includes provisions on trade in goods and services, enforcement of intellectual property rights, protection for investments, and transparency, has fundamentally changed Vietnam’s trade policies and helped it prepare to integrate into the World Trade Organization (WTO).  Following the conclusion of bilateral negotiations with interested WTO members and completion of multilateral negotiations in 2006, the WTO General Council approved the terms for Vietnam’s membership on November 7, 2006.  Vietnam formally acceded to the WTO as its 150th member on January 11, 2007. [Global EDGE, Vietnam: Economy, http://globaledge.msu.edu/countryInsights/economy.asp?countryID=179&regionID=3]

Vietnam Exports and Imports

[East Asia & Pacific Update: Key Indicators 2008]

Vietnam was granted unconditional Normal Trade Relations (NTR) status by the United States in 2006. To meet the obligations of WTO membership, Vietnam revised nearly all of its trade and investment laws and guiding regulations.  As a result, foreign investors and those seeking to sell goods and services to the increasingly affluent Vietnamese population will benefit from the improved legislative framework and lower trade barriers.  Local firms that have heretofore enjoyed a range of protections, meanwhile, will experience increased competition.  In 2006, the Government of Vietnam reasserted its goal of becoming a middle-income country by 2010.  That would entail raising the average per capita income to at least US$1,000 from the 2007 average of US$832. [Global EDGE, Vietnam: Economy, http://globaledge.msu.edu/countryInsights/economy.asp?countryID=179&regionID=3]

The gross domestic product (GDP) growth rate of nearly 8.5 percent in 2007, compared to 8.2 percent in 2006, was one of the highest in Asia.  Industry and construction made up 42 percent of the developing country’s economy, followed by the service sector with 38 percent, and agriculture, forestry and fisheries with 20 percent [VNEP, Vietnam economy grows nearly 8.5 pct in 2007, http://www.vnep.org.vn/Web/Content.aspx?distid=5490&lang=vi-VN]. Surpassing many neighbors including China, the rate of exports to the United States is rising faster with an impressive trade surplus.  In 2007 while importing $US1.9 billion from the U.S., Vietnam exported $US10.6 billion worth of goods. [VietnamAccess 2007, http://www.vietnamaccess.com/VNAC-Main/VNinfo/VietnamEconomy2007.htm]

Vietnam currently has 85 million people of which sixty percent are under age 27.  The country’s young labor pool is one of many important factors that appeal to foreign companies.  WTO membership would induce more Foreign Direct Investment (FDI) in Vietnam and create more jobs opportunities. [VietnamAccess 2007, http://www.vietnamaccess.com/VNAC-Main/VNinfo/VietnamEconomy2007.htm]

Top Ten Foreign Direct Investment (granted license) Industries in Vietnam

(January – October 2008  in USD million)

Source: General Statistics Office 2008, http://www.gso.gov.vn/default_en.aspx?tabid=501&thangtk=10/2008

By the end of 2007, there were more than 8,600 foreign investment projects in Vietnam with total registered capital of US$83.1 billion of which more than sixty percent was in the South — the demand center of the country. [Sukania 2008, Vietnam – The next petrochemical hub?, http://www.icis.com/Articles/2008/07/21/9140832/vietnam-poised-to-become-major-petchem-production-center.html]

The Company believes strong economic growth, ongoing reform and a large population (more than half of which is under the age of thirty) have combined to create an attractive commercial environment in Vietnam. While sales of equipment and technologies associated with implementation of major infrastructure projects continues to be a major source of commercial activity for foreign investment in Vietnam, opportunities in the consumer and services sectors are beginning to emerge with continuing disposable income growth.  The Company believes aviation, telecommunications, information technology, oil and gas exploration and power generation will likely continue to offer the most promising opportunities over the next few years as infrastructure needs continue to expand with Vietnam’s pursuit of rapid economic development.

DONG NAI PROVINCE

TWO MAPS OF DONG NAI PROVINCE

Dong Nai
Province
DAK NONG
TAY NINH
Cu Chi Tunnels
BINH DUONG
DONG NAI
HO CHI MINH
BA RIA - VUNG TAU
TIEN GIANG
Vung Tau Beach
VINH LONG
BEN TRE
Vam Ho Bird Reserve
TRA VINH
SOC TRANG
Ba Dong Beach
Doi Pagoda

Dong Nai is located in the eastern part of South Vietnam, east of Ho Chi Minh City.  It is surrounded by Binh Phuoc in the north, Lam Dong and Binh Thuan in the east, Ba Ria-Vung Tau in the south, Binh Duong, and Ho Chi Minh City in the west.  With an area of 5,866 sq. km, accounting for 1.76 percent of the nation’s natural area or 25.5 percent of the Southeastern natural area, the population in 2007 is approx. 2.3 million.  Dong Nai enjoys stable economic development in industry, construction, service, agriculture, forestry, and fishery.

According to the Provincial Competitiveness Index (PCI) reports released by the Vietnam Chamber of Commerce and Industry (VCCI) in 2005 and 2006, Dong Nai was in the top seven provinces rated most favorable to private sector dynamism and growth.  Abutting Ho Chi Minh City (HCMC), the national hub of economic activities and transportation, Dong Nai has the combined advantages of lower land and transportation costs compared to HCMC and adjacent areas.  In addition, the province boasts diversified geography, abundance in natural resources, good quality utilities and other infrastructure, adequate available labor, and the favorable absence of natural disasters that help boost its attractiveness to investors.  Being the first province or city in the southeastern region of Vietnam to build an industrial park, Dong Nai has maintained the reputation for innovation and effective economic leadership since then and has become the province with the largest number of industrial parks in Vietnam.

POPULATION/LABOR SOURCES

POPULATION BREAKOUT OF DONG NAI PROVINCE

(‘000)	2000	2005	2010	Increase from 2001-2005	Increase from 2006-2010
Aggregate population	2,044	2,215	2,374	1.70%	1.40%
+ Urban	641	797	956	4.50%	3.70%
	31,5%	36%	40%
+ Rural	1,395	1,418	1,478	0.3%	0.80%
	68.50%	64%	60%	[quick urbanization]	[slow urbanization]
Population at working age	1,073	1,275	1,442	3.00%	2.50%

According to the Department of Planning and Investment, Dong Nai Province’s GDP in the first half of 2008 is estimated to reach VND12,755 billion (US$757.6 million), up 15.3 percent against the same period in 2007.  Specifically, industry and construction up 15.8 percent, service up 17 percent, agriculture-forestry-fishery up five percent.  Exports reached US$3.1 billion, imports increased by 36.4 percent and the state budget revenues are VND170.89 billion (US$10.1 million).

Foreign investment and Industrial Zone development have shown encouraging results.  As the third largest province nationwide in term of foreign investment, Dong Nai has rapidly developed in both economic and social terms.  It is home to 866 licensed FDI projects by investors from 32 countries and territories around the world of which Taiwan, Korea, Japan, ASEAN nations, EU countries and the U.S. are the leading ones with a total capital investment of US$11.59 billion.

Foreign invested enterprises contribute 95 percent of the province’s total export revenue and 62 percent of its total industrial output value.  The total value of new and capital generating projects is US$2.168 billion, surpassing the 44.5 percent when compared to the plan -- up 3.5 fold.  The whole province has also issued domestic investment certificates to 22 projects with the total capital of US$440million -- up sevenfold.

Key Upcoming Projects:

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Long Thanh Airport (US$5 billion);

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Freeway HCMC - Long Thành – Dau Giay (US$1 billion); and,

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Highway Dau Giay – Lien Khuong – Dalat (US$1 billion)

The Oil Industry in Vietnam

Overview

Over the course of the last two decades Vietnam has emerged as an important regional producer of oil and natural gas in Southeast Asia.  [EIA 2007, Country Analysis Briefs: Vietnam, http://www.eia.doe.gov/emeu/cabs/Vietnam/pdf.pdf]. The country has boosted exploration activities, allowed greater foreign company involvement in the oil and natural gas sectors, and introduced market reforms aimed at strengthening Vietnam’s energy industry.  While these efforts have helped Vietnam expand production of oil and natural gas, domestic consumption of these resources has also increased as a result of rapid economic growth.  Half of Vietnam’s domestic energy consumption comes from oil, with hydropower (twenty percent), coal (eighteen percent), and natural gas (twelve percent) supplying the remainder.

Oil consumption was 276,000 b/d in 2006 and is forecast to grow by six to ten percent per annum over the next few years.  Without refineries, Vietnam cannot consume its own crude but exports virtually all production and imports all refined oil products.  The oil demand growth rate can be expected to accelerate beyond 2009 as the energy economy develops on the back of the country’s first oil refinery [EIA 2007, Country Analysis Briefs: Vietnam, http://www.eia.doe.gov/emeu/cabs/Vietnam/pdf.pdf]. By 2012, it is expected that oil demand will average 422,000 b/d.  Oil production was 367,000b/d in 2006, but output is thought to have fallen during 2007 for the third successive year due to the Vietnamese government’s lower crude oil exports between 2006 and 2010 so as to ensure sufficient supply of the product for domestic industries.  The Vietnam News Agency reported in early January 2008 that crude volumes in 2007 averaged around 318,000 b/d, representing a decline of eight percent. The liquids production is 350,000 b/d for 2007, down five percent year-on-year.  In other words, oil output has not kept up with the growth in demand.

Vietnam Oil Forecast and Historical Data

	2005	2006	2007	2008F	2009F	2010F	2011F	2012F
Proved Oil Reserves, mn barrels	3,119	3,250	3,250	3,200	3,200	3,000	2,900	2,850
Oil Production, 000b/d	398	367	350	385	400	390	380	370
Oil Consumption, 000b/d	253	276	298	328	354	375	398	422
Crude Oil Exports, 000b/d	398	367	350	385	283	273	263	226

Source: Historic data – BP review of World Energy

Structure of Vietnam Gas Service Station Market

While there are no major dominant players, large oil companies own most stations.  Still, the industry is considered fragmented.  The profitability of gas station operators depends on their ability to secure high-traffic locations, generate high-volume sales, and buy gas at the lowest possible price.  Larger operators have advantages in purchasing and financing.  In order for smaller companies to compete in this market, they need superior locations for their gas stations, and to provide value added services such as convenience stores, mass merchandising, warehouse clubs, and grocery stores.

Type One Stations

More than half of the service stations in Vietnam are owned by independent entrepreneurs; these agents have contracts with oil companies which supply them and usually allow them to operate under the oil company’s brand name. Usually the oil company invests in the service station equipment with the result that the agent is obliged to exclusively sell its products (both fuels and lubricants).  Apart from the branding/markings and the products, the agent is responsible for all operations of the service station.  Management is free to set a price and to optimize profit.  Management can also determine the product range for the shop.   Timex A&S is running under this model.

Type Two Stations

Some of the service stations are owned by oil companies, but are being rented to agents.  These agents are also independent entrepreneurs that pay rent to the oil company.  The oil company does all major investments in the service station.

Type Three Stations

The last type of the service station is where the oil company sets up a subsidiary to operate its own station.  The oil company has complete control over the exploitation of these service stations such as price determination and product range.

Retail Industry in Vietnam

In 2007, Vietnam ranked fourth in A.T. Kearney’s ranking of the most attractive retail markets in the world (behind India, Russia and China) in terms of potential growth owing to both increasing demand for consumer goods and rising disposable incomes.  In 2008, Vietnam supassed India (in fourth place) to become the most attractive emerging market destination for retail investment in A.T. Kearney’s Global Retail Development Index report.  [Ministry of Foreign Affairs, Local Press News – No.15, http://www.mofa.gov.vn/en/tt_baochi/nr060726082726/ns071115160222]

In the first half of 2008, total retail revenue in Vietnam reached US$27 billion, a thirty percent year-on-year increase.  The market is experiencing a further boom as of January 2009, since Vietnam has fully opened its retail market in accordance with WTO requirements.  While food is the most important component of Vietnam’s retail sector and accounts for nearly two-third of total retail sales, the non-food sector is expected to grow at a faster pace than food because of the rise in income and consumer spending on non-essential items such as clothing, electrical and DIY goods.  Management believes that modern retailing formats like air-conditioned mini-marts, supermarkets and small shopping complexes will become more prevalent in the coming years and will lure consumers away from traditional outdoor markets.  The annual retail sales of Vietnam are expected to increase by 13.6 percent on average between 2008 and 2012, according to multinational market research firm RNCOS Industry Research Solutions.

Retail Infrastructure in Dong Nai

In the first half of 2008, total retail revenue in Vietnam reached US$27 billion, a thirty percent year-on-year increase.  [General Statistics Office 2008, http://www.gso.gov.vn/default_en.aspx?tabid=501&thangtk=06/2008]. The market is experiencing a further boom as of January 2009, since Vietnam has fully opened its retail market in accordance with WTO requirements.  While food is the most important component of Vietnam’s retail sector and accounts for nearly two-third of total retail sales, the non-food sector is expected to grow at a faster pace than food because of the rise in income and consumer spending on non-essential items such as clothing, electrical and DIY goods.  Management believes that modern retailing formats like air-conditioned mini-marts, supermarkets and small shopping complexes will become more prevalent in the coming years and will lure consumers away from traditional outdoor markets.  The annual retail sales of Vietnam are expected to increase by 13.6 percent on average between 2008 and 2012, according to multinational market research firm RNCOS Industry Research Solutions (available to be ordered at www.marketresearch.com).

Convenience Store Industry Overview

Rapid economic development, along with a booming retail industry, has been propelling the growth of the convenience stores (“c-stores”) industry across the world.  The increasing trend towards organized retailing in the less developed convenience store markets is forecast to drive strong sales growth in the world’s c-store industry.  By 2011, modern c-store related retail trade is expected to account for more than a 55 percent market share of total Asian retail sales as foreign players invest heavily in this growing retail sector. [Business Wires 2008, Companies and Markets: "Global Convenience Store Market Analysis" Market Report, http://www.thefreelibrary.com/Companies+and+Markets:+%22Global+Convenience+Store+Market+Analysis%22...-a0185713831]

The Company believes the future of the world’s convenience store industry lies in continued expansion of modern retailing in the emerging regions, particularly Asia Pacific, where growth will be supported by the rising domestic consumption, changing life styles and a growing middle class with increasing purchasing power.

In contrast to the rapidly expanding Asian c-store market, which is expected to account for 55 percent of total retail sales in the Asian market by 2011, according to Companies and Markets, the c-store industry has reached the mature stage in most of the developed countries of Europe and North America.  The market is forecasted to report further consolidation of retail c-store outlets in these developed markets -- a trend that is expected to accelerate in light of recent economic woes as a result of the “credit crunch” financial environment.  The U.S. convenience store industry is registering the highest growth among the Western countries in value terms with future compound annual growth rate (CAGR) estimated at approximately 16 percent for the coming few years.  In more developed c-store markets, growth has declined as competition within this sector increases and with the reduction in consumer purchasing power. [Business Wires 2008, Companies and Markets: "Global Convenience Store Market Analysis" Market Report, http://www.thefreelibrary.com/Companies+and+Markets:+%22Global+Convenience+Store+Market+Analysis%22...-a0185713831]

Asia remains the fastest growing c-store market in the world as witnessed in the explosive growth in the number of new c-store outlet openings -- a direct contrast to the more developed markets where consolidation of the c-store market is reported.  Changing consumer preferences, lifestyle and rising income levels remain the major driving force for growth in the c-store industry within the Asian region. Moreover, the increasing share of modern retail outlets and emerging trends in organized retailing are anticipated to drive the growth of c-stores in Asia in near future.  North Asia accounts for close to 90 percent of the c-store industry.  C-store density is highest in Japan and Taiwan, with more than 350 stores per million people.  China recorded a 15.3 percent CAGR increase in the number of c-stores during the period 2004 to 2006.  In the future, Vietnam, Indonesia, and India are expected to be the best potential c-store markets. [Reuters 2009, Focus on the Asian Convenience Store Market: Forecast to 2010, http://www.reuters.com/article/pressRelease/idUS141083+30-Mar-2009+BW20090330].

Trend of Convenience Stores in Vietnam

Vietnam’s retail landscape is undergoing rapid transformation, providing more outlets for proper display and marketing of products.  A number of Western-style mini-markets and convenience stores (e.g., MaxiMart, CityMart and Saigon Coop) are cropping up in the major urban areas.  According to recent research by the Ministry of Industry and Trade (MIT) [http://www.ecvina.com/home/?do=news&dtd=more&id=248, /publication for date], more than 2,000 convenience stores are operating across Vietnam.  A convenience store in Ho Chi Minh City (HCMC) can secure average sales of around VND200 million (US$12,233) per month.  Strong customer demand for convenient shopping experience has fueled the growth in the c-store sector, and has taken it into the league of the most dynamically growing sectors in the entire retail market.  C-stores have carved their niche for themselves in the grocery supply chain, serving top-up shopping necessities to supplement the supermarket shops.

While anecdotal reports suggest that shoppers perceive the mini-marts as expensive and per customer sales are still fairly low, most experts agree that this trend will continue to gather pace, as shown in Vietnam’s more developed neighbors.  At the moment, these outlets are said to account for about five percent of total retail trade, where most consumer purchases continue to take place at traditional street-side shops or official “wet” (or open food) and “dry” (or closed) markets organized by district governments.  Nevertheless, these new retail outlets are expanding rapidly in major cities and offer promising opportunities for distributing a wide-range of worldwide consumer goods.  New shopping developments are changing the way the wealthier and more cosmopolitan segment of urban Vietnamese shop.  Still, apart from these pioneering projects, retail outlets consist mainly of family-run market stalls or small street-front shops. [Vietnam Investment & Business Guide 2007,  ]

Geography is a key factor in segmenting Vietnam’s market.  This includes not only the regional segmentation of North-Central-South, but also the segmentation of urban versus rural markets.  Vietnam is roughly divided into three separate economic regions surrounding core urban centers: the South centered on Ho Chi Minh City, the North based in Hanoi, and the Center focused on Da Nang.  The main distinctions among these regions are consumer purchasing ability, brand awareness and recognition. Vietnam’s per capita GDP stands at around $638, while unofficial estimates put HCMC’s per capita GDP as high as $1,700.  The actual disparity is probably even greater, as certain income elements that are not well captured in official statistics (such as remittances from overseas relatives and private sector activity) are centered more in the South.

Currently, consumer purchases are strongest in Ho Chi Minh City (and the contiguous provinces of Binh Duong, Dong Nai, and Ba Ria/Vung Tau), where there is a concentrated and growing population of consumers with disposable income.  Consumers in the South also tend to exhibit a greater degree of brand awareness than do consumers in the North and Central regions.  This is principally due to extensive contact with Westerners prior to 1975 and the influence of returning overseas Vietnamese. These defining factors have had an impact on market demand disparities, market entry strategies, product-line segmentation and marketing mix.  For many companies, the first marketing goal is to penetrate Ho Chi Minh City where well over half of all Vietnamese purchases of foreign consumer goods take place.

Convenience Store Competitive Landscape

The chart below provides an overview of Vietnam’s food retail sector, including traditional channels and modern channels:

Retail Trade in Vietnam

Although the traditional retail outlet still dominates the retail food sector, Vietnam’s retail industry is steadily transitioning away from the traditional trade outlets to the more modern mini-marts, supermarkets, hypermarkets and wholesale centers.  Modern trade has grown tremendously in the last seven years from only a few supermarkets in 1999/2000 to over 100 supermarkets, 4 hypermarkets and 8 wholesale centers in 2007; and, all indicators point to a strong potential for further development.  Almost all existing big retail chains in Vietnam (Coopmart, Maximark, Citimark, Fivimart, Intimex, Vinatex, and foreign-invested Big C, Pakson and Metro) have committed to further expansion both in big cities like Hanoi and Ho Chi Minh City (HCMC) as well as in smaller cities such as Binh Duong, Da Nang, Hai Phong and Daklak.  Some big foreign retail chains have already obtained permits to set up supermarkets in Vietnam, and others have closely studied this market sector for future investment. [Global Agriculture Information Network (GAIN) Report 2007, www.fas.usda.gov/GainFiles/200711/146293084.pdf]

Rapid growth of modern trade in Vietnam’s retailing sector continues to be fueled by strong economic growth, rising income levels (especially disposable income), a growing middle class, an increasing young population and expanding exposure to Western lifestyle.  Over the last seven years, modern trade in Vietnam grew at an average rate of 18 percent per annum and it is expected to continue at this level or higher for the next five years. [Global Agriculture Information Network (GAIN) Report 2007, www.fas.usda.gov/GainFiles/200711/146293084.pdf]

By May 2008, Vietnam had over ten supermart chains owned by domestic investors.  All of the supermarts have been flourishing with the growth rate of 30-45 percent per annum.  Each of the supermart chains has 5-30 trade points on average, and they are trying to enlarge the coverage in localities.  Among the locally owned supermarkets, Coopmart is the largest chain, having grown from 13 stores in 2004 to 30 by 2008, and plans to have 50 supermarts by 2010 and 100 supermarts by 2015.  Vinatextmart is the second-biggest supermart chain with 45 operational supermarts and plans to expand to 80 supermarts in the chain by 2010.  Similarly, Citimart has expanded from 6 stores to 15 during the same period, while Fivimart has grown from 3 stores to 10, and Intimex from 4 stores to 10.  Convenience stores (modern small shops) have also experienced rapid growth in recent years, led by Trung Nguyen with 655 G7 marts; Saigon Co-op with 35 co-op stores; and Vissan with 30 stores. [Global Agriculture Information Network (GAIN) Report 2007, www.fas.usda.gov/GainFiles/200711/146293084.pdf]

Vietnam’s Top 10 Retail Companies in 2007

Retailing Company	Brand(s)	Outlet Type	No. of outlets	Sales (US$m)
Saigon Union of Trading Cooperatives	Saigon Coop	Various	62	254
Saigon Jewelry Holding	SJC	Others	115	214
Nguyen Kim Tien Trade & Service	Saigon Nguyen Kim Shopping Center	Hardline	2	165
Phu Nhuan Jewelry Joint Stock	PNJ	Others	78	116
G7 Trading & Service	G7 Mart	C-Store	655	90
Casino Guichard Perrachon SA	Big C	Hypermarket	7	67
Hanoi General Trade JSC	Hapro Mart	Various	60	53
International Beverages Co (IBC)	Diamond Plaza	Dept Store	1	49
FPT Corp	FPT	Hardline	15	49
Ho Chi Minh City Book Distribution	Fahasa	Bookstore	26	35

Source: Global Agriculture Information Network (GAIN) Report 2007

According to the Ministry of Industry and Trade, Vietnam has approximately 400 supermarkets, 60 trade centers and 2,000 convenience stores as of April 2008.  The country expects to have 700-750 supermarkets, 150 trade centers and thousands more convenience stores by 2010 [Asia/ Middle East & South Asia Monitoring Service, Monthly Market News Update 2008, www.apllogistics.de/de/news/2008.11/AMESANewsMonitorOct08.pdf].

Timex A&S Gas Stations

The gas stations of Timex A&S are located on major national routes, key intersections and industrial parks of Dong Nai province.  Timex A&S is in the process of constructing two large gas stations along Vietnam’s two major highways, Route 1 (linking Ho Chi Minh City and Hanoi) and Route 20 (linking Ho Chi Minh City and Dalat City).  Timex A&S also is preparing to build a gas and oil depot in the Nhon Trach district near Ho Chi Minh City (“HCMC”), with an estimated investment of US$30 million.  Timex A&S is making aggressive efforts to build gas stations in the best available real estate zones in industrial park in Long Thanh district.  Timex A&S plans to build gas stations around Vietnam’s upcoming main international airport.

Timex A&S Gas Stations Currently in Operation

Order number	Name of station	Total area (m2)	The kinds of goods associated with gas-oil	Note regarding location
1	Long Khánh gas station	4,934	building materials + gas fuel	the front on Highway 1, LK A centre Commune
2	Hàng Gòn gas station	1,400	Gas fuel	the front on Highway 56, No1
3	Long Binh Tân gas station	9,996	building materials + gas fuel	the front on Highway 51, applying widely
4	Phuoc Bình gas station	2,434	Gas fuel	the front on Highway 51B
5	Long Tân gas station	9,431	Gas fuel	in Nhơn Trạch industrial park(No 2)
6	Xuân Thanh gas station	1,400	building materials + gas fuel	Ngã 3 Dầu Giây Centre (No 3)
7	Tín Thành gas station	1,400	Gas fuel	the front on Highway 1, No4
8	Túc Trung gas station	1,531	Gas fuel	the front on Highway 20, No5
9	Suoi Tre gas station	2,000	Gas fuel	the front on Highway 1, No6
10	Suoi Tre 2 gas station	5,920	Gas fuel	the front on Highway 1, No7
11	Quang Trung gas station	1,394	Gas fuel	the front on Highway 20, No8
12	Gia Tân gas station	1,290	Gas fuel	the front on Highway 20, No9
13	Vĩnh An gas station	1,133	Gas fuel	Vĩnh An Town Centre (C)
14	34 gas station	795	Gas fuel	Long Khánh Town Centre
15	Xuân Tân gas station	856	Gas fuel	the front on Highway 1
16	Ngã 3 Vũng Tàu gas station	2,430	Gas fuel	the front on Hà Nội Road, No 1
17	Nhơn Trạch gas station	633	Gas fuel	in Nhơn Trạch industrial park
18	Xuân Thọ gas station	3,477	Gas fuel	the crowded resident
19	35 gas station	6,454	building materials + gas fuel	the front on Highway 1, Long Khánh Town
20	97 gas station	272	Gas fuel	the front on Highway 1
21	Phú Lý gas station	7,192	Gas fuel	the front on 767 Street, near market
22	Cầu Mới gas station	5,420	Gas fuel	the front on Highway 1K, No 2
23	Tân Bình gas station	2,360	Gas fuel	Ngã 3 Bến Cá to Tân Triều
24	Tân Phong gas station	954	Gas fuel	the front on Highway 1K, near market No 3
25	Thạnh Phú gas station	727	Gas fuel	the front on Highway 1, near hospital No 3

26	Tân Tiến gas station	1,159	Gas fuel	the front on 768 Street + near market, industrial park
27	Tân Hoà gas station	985	Gas fuel	the front on Highway 1
28	ICD Biên Hòa gas station	240	Gas fuel	the front on Highway 51, No 5

Gas Stations Under Construction

Order number	Name of Station	Total area (m2)	Completion Time
1	Xuân Lộc gas station	2,800	Completed in March 2009
2	La Ngà gas station	1,960	Construction began on December 15, 2008 and estimated completion on April 15, 2009.
3	Tân phú gas station	2,000	Completed in February 2009
4	Bàu Hàm gas station	2,000	Completed in February 2009
5	Long Bình gas station	2,000	September 2009
6	25C Nhơn Trạch gas station	6,000	October 2009
7	Hiệp Phước gas station (in Commercial Area project 51ha Hiệp Phước)	3,000	• October 30, 2008 - beginning of designed and building documentation • April 15, 2009 – Construction completion in September 15, 2009.
8	Xa Song Trau – Huyen Trang Bom gas station	2,000	December 2009

General Information

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Current number of stations: 28

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Total area of gas stations: 78,217 m²

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Total Revenue: approx. US$90 million

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Total Profit Before Tax: approx. US$ 1.5 million

Expansion Plan

Timex A&S’s goal is to build each petrol station into a partner convenience store network that will stand as a vibrant channel of retail trade and an anchor business for the neighborhoods of Vietnam.

The Market Opportunity for Gas Retailing Business in Vietnam

Asia remains the fastest growing convenience store market in the world.  In Asia, the convenience store concept has grown 14 percent more than the global market growth. [CBRE, Asia marketview: Quarter 1/ 2009, http://www.cbre.com.cn/china/eng/document/MarketReports/09Q1%20AMV.pdf]  All Asian countries show a very low saturation point for convenience stores as compared to population.  Markets such as Vietnam are just beginning to have the demographics with respect to broad purchasing power to sustain and grow such a concept.  As Vietnam’s economy matures, people will tend to stay up later (due to work schedules) making the concept of convenience stores even more attractive to local customers.

Also, as Vietnam’s retail market opens up for true competition due to the country’s WTO status, foreign investors will find the market much more attractive.  One of the barriers that foreign investors will face is the availability of sites for operation.  This gives rise to an opportunity for cooperation between parties.

Dong Nai province authorities are encouraging prestigious entities to establish and operate gas stations in the province to reduce speculations from small retailers as well as to ensure the supply and quality of products.

The concept of convenience stores has not as yet taken off in Vietnam. Management believes the needs of Vietnamese consumers are currently reasonably well satisfied at competitive prices by the unorganized retail sector such as the neighborhood store.  Management believes most consumers in Vietnam today are unwilling to pay the price premiums required to support the organized convenience store business model, which limits the c-store operator’s ability to charge a premium for the higher service levels that it may provide.  Coupled with this are the difficulties in operating a profitable convenience store business model in Vietnam where the supply chain for most products remains highly fragmented and inefficient.  Management believes the critical issue hence is to develop a product assortment that would drive both traffic and consumer purchases.

Operating a c-store requires a certain set of capabilities.  Petroleum retailing, sourcing and supply chain management are critical skills for a c-store operator and may need to be outsourced by Vietnamese petroleum marketers as they build other consumer facing skills.  Timex A&S plans to make an alliance with an established retail chain to provide the required skill synergies and also ensure immediate consumer credibility and trials.

Timex A&S is one of the two leading gas retailers in Dong Nai province, and will have the advantage of owning the land on which the stations are operated (Vietnam has some of the highest commercial leasing rates in S.E. Asia) [CBRE, Asia marketview: Quarter 1/ 2009, http://www.cbre.com.cn/china/eng/document/MarketReports/09Q1%20AMV.pdf].  All of the Saigon Coop and G7 Mart stores are being built on leased property, which is very expensive in Vietnam.  It is forecast that average monthly rental rates in 2009 for purpose-built retail on the ground floors will reach US$25 per square meter.  Timex A&S will also have the advantage of offering gas stations at the convenience stores, with a captive audience from the booming market of motorbikes and motorists in Vietnam.  There are currently no other significant competitors operating in Vietnam with the convenience store/gas station concept that has proven to be so successful around the world.   There also is a tremendous market near the industrial parks, which most of Timex A&S’s competitors have not focused on.

The Planned Timex A&S Convenience Stores

The “Community Service Center”

The Company believes Vietnam is a unique market for convenience stores when compared to other geographic markets, due to the recent and continuing growth of the economy and migration of the population migrate to urban centers, as discussed above.  Much of the population has the long-standing tradition of buying from local stores or road-side stalls.  In order to gain market penetration, Timex A&S will build out the brand as a “Community Service Center” and become an anchor business for the local community..

Corporate Branding

The Company believes it will be critical to create a unified and credible brand name for the convenience store and petrol company in Vietnam so that customers will begin associating the Timex A&S brand with reliability, confidence and quality.  Such branding will also help Timex A&S to overcome the problem in Vietnam of adulterated fuel; a strong brand will help to build a strong belief in the quality of the product on a national level.

Future Growth

Once the Community Service Center concept becomes established, the Company believes revenue growth will potentially accelerate, as more revenue channels become attainable once a certain number of stores with the same logistical ordering network are in place.  In the future, Timex A&S expects to build out private label brands, such as soft drinks, coffee and cigarettes.  By partnering with local manufacturers, the Company believes economies-of-scale and improved profit margins can be created when compared to purchasing from non-private label sources.

The larger convenience stores that Timex A&S is planning may provide additional services such as:

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Passenger and container services;

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Lodging options;

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Restaurant;

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Basic medical services (in cooperation with local hospitals)

Success Factors for Planned Convenience Stores

Timex A&S’s gas stations are located in areas with high foot traffic which make which make for what management believes to be a significant advantage for the planned convenience stores.  Currently Timex A&S’s gas stations are around industrial parks.  As the network grows, Timex A&S expects to begin opening stations in residential areas.

Pricing and marketing strategies are also important tools because companies also have to compete and keep-up with the prices of goods sold in other convenience stores, markets, supermarkets and groceries.  Examples of potential products that will set Timex A&S apart from competitors includes selling “value meals” sourced from local vendors that could actually be loss leaders in order to create a regular flow of daily traffic.

Timex A&S intends to set prices at a level for sufficient gross profit, covering overhead expenses and a reasonable net profit.  Since Timex A&S will not be able to buy in large volumes like superstores, Timex A&S will emphasize service and convenience rather than low pricing.  Once Timex A&S stations are built into Community Service Centers in the community, the Company believes the local residents will become more willing to pay a premium for the convenience that the stores offer.

Promotion of the convenience store concept is another key consideration.  Many people in Vietnam still prefer buying from sidewalk vendors and the traditional stores rather than from convenience stores.  The Company believes that competitors who have attempted to penetrate this early market have not factored what makes Vietnam such a unique opportunity.  They simply took a convenience store concept that works in another country and applied it directly to Vietnam with only moderate success.  The Company believes that the concept of the convenience store as a Community Service Center will quickly allay such resistance from local residents.  The Vietnamese currently view convenience stores as places with very high prices as compared to local shops.  By creating a net of vital services that a community needs on a daily basis, management believes Timex A&S stores will truly become convenient for locals since they will see the stores not as a luxury, but a necessity.

An efficient distribution and logistics system is important, due to its significant effect on pricing and marketing strategies.  Hence, the Company believes Timex A&S’s experience in distribution and logistics in gas station product is critical.

Building the Network

Timex A&S currently operates 28 gas stations in Dong Nai province.  The market is very competitive, requiring aggressive pricing strategies; gross profit margin are only around 3.25 percent.  In order to utilize Timex A&S’s current competitive advantage of having an established network of gas stations and to enhance the overall profitability, Timex A&S intends to build a network of convenience stores to capture additional spending on items in addition to petrol from the same customers visiting the gas stations.  The Company believes that, initially, it will take six months to build out each convenience store (simultaneously in groups.)  Due to economies of scale, that timeline will decrease.  Each store is estimated to cost US$500,000 to US$700,000 depending on the size of the store, condition of the land, and renovation costs.  This setup cost includes consulting fees, startup inventory, architectural plans, branding, marketing assistance and Point-of-Sale (“POS”) consulting.  The fee assumes contributions from vendors (such as Coca-Cola installing coolers) at an average size of 2,200 square feet per store. Timex A&S will need to raise additional financing to implement these plans. However, there can be no assurance the funding needed to implement Timex A&S’s business plan will be available on terms acceptable to Timex A&S, or at all.

Funding Requirements

Timex A&S plans to develop a convenience store (“c-store”) network of 40 stores over a three-year period.  Some of the c-stores will be done by retrofitting existing properties, while the others will involve acquiring additional land adjacent to gas stations.  For gas stations with higher traffic flows, a larger c-store will be built to cater for the higher customer flow.  These large c-stores have higher setup costs and land acquisition costs due to its size.  The setup costs for large stores are US$0.7 million as compared to the US$0.5 million per store costs of regular size c-stores.  The land acquisition cost is also higher at US$0.7 million as compared to US$0.35 million for a regular store.

Startup Costs per Store

(USD Mil)	Regular C-Store	Large C-Store
Start-Up Costs	0.5	0.7
Consulting fees, startup inventory, architectural plans, branding, marketing assistance and Point-of-Sale (“POS”)
Land Acquisition Cost	0.35	0.7
Total Costs per Store	0.85	1.4

Convenience Store Development Plan

Development Plan

Development Plan	Year 1	Year 2	Year 3	Total
Regular Stores	9	9	3	21
Regular w/ Land Acquisition	7	9	3	19
Large Stores	4	5	10	19
Large w/Land Acquisition	3	4	9	16
Total Stores	13	14	13	40

Total Number of Gas Stations and Convenience Stores

Total No of Gas Stations & C-Stores	Year 1	Year 2	Year 3	Year 4
Gas Stations	34	36	40	40
Regular C-Stores	9	18	21	21
Large C-Stores	4	9	19	19

Convenience Store Funding Requirements

The setup costs for convenience stores include consulting fees, startup inventory, architectural plans, branding, marketing assistance and Point-of-Sale (“POS”) consulting.  Some of the c-stores would require acquisition of land adjacent to the gas stations to build the store.  In some cases, the Company might be able to lease or sublet the land from third party; however, it is assumed that land would be acquired in the following model.

Funding Requirements

Funding Requirements: (USD Mil)	Year 1	Year 2	Year 3
Regular Stores Startup Costs	5.00	5.50	1.50
Large Stores Startup Costs	2.10	2.80	8.40
Total C-Stores Startup Costs:	7.10	8.30	9.90
Land Acquisition Costs	4.90	6.65	7.35
Total:	12.00	14.95	17.25

There is no assurance the funding needed to implement Timex A&S’s business plan will be available on terms acceptable to Timex A&S, or at all.

Timex A&S Planned Fuel Depot

Timex A&S has been approved by the Vietcombank for a $30 million line of credit to begin development of the Company’s fuel depot near HCMC in the Nhon Trach district.  It is anticipated that The Phu Huu Fuel Depot will have a capacity of 180,000m³ for petroleum.  The bank line of credit will allow the Company to build out the initial 60,000m³ of that capacity.  The depot will also have capacity for LPG, asphalt, lubricant oil, and various chemicals.

Management of Timex A&S and Future Management of Ensign Services, Inc.

Effective on the Closing Date, Patricia Skarpa will resign as the sole officer of the Company and the following executive officers of Timex A&S will be appointed as executive officers of the Company:

Name	Title
Quach Van Duc	President
Nguyen Thi Bach Huong	Vice President

Following the Closing Date, Patricia Skarpa will also resign as the sole director of the Company, upon the Company’s meeting its information obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the directors of Timex A&S, consisting of Le Van Danh, Nguyen Thi Bach Huong, Quach Van Duc, Nguyen Thi Thuy, Dang Quang Vinh, Truong Minh Tien, Quach Dan Phu, Le Huu Tinh, Do Van Thang, and Le Minh Chuong will be elected directors of the Company, effective upon the Company’s meeting its information obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, it is anticipated that, effective on the Closing Date, Roderick D. Davies will be elected Chief Executive Officer of the Company and Patrick Bailey will be elected Chief Financial Officer of the Company.

Background of Future Executive Officers and Directors of the Company

Roderick D. Davies, Chief Executive Officer

Rod Davies has more than ten years of experience in construction management with his own company (Architectural Special Products, Inc. in Florida) providing consulting services to architects, and is a certified Construction Documents Technologist.

Currently, Mr. Davies is an advisor to a Boston-based group that has developed software for convenience store operations in addition to convenience store market research.

Mr. Davies’s international experience is wide and varied.  Mr. Davies currently manages contracts, process and conflict resolution for U.S. companies acquiring assets in China.  Mr. Davies has established supply chains for extensive consumer products lines, including feasibility, design, prototyping and finished goods manufacturing; and, he has developed client relationships for U.S. companies needing product development assistance, sourcing and supply chain management for consumer goods manufactured in Asia.

Additionally, Mr. Davies has considerable retail management experience.   He set up a 130 in-store program for K-Mart (through his business: Tri-Cor Products), and also established 30 retail outlets for the Lifelike Company in Denver with complete responsibility for financial management, market analysis, product selection, inventory control, staffing and “detailing” (restocking) the retail locations, and reporting sales and growth trends by product line.

Mr. Davies is a mechanical engineer by training at both Brigham Young University and the University of Michigan.  He was a Fellow at Taunton College in Somerset, England, and has advanced educational certification by the Construction Specifiers Institute as a Construction Documents Technician (CSI-CDT).

Patrick Bailey, Chief Financial Officer

Patrick Bailey has been Director of Finance for Flextronics Internatioal in Shenzhen, China since 2006. From 2003 to 2006 Mr. Bailey was a Staff Accountant at the Office of Compliance Inspections and Examinations of the Securities and Exchange Commission in Washington, D.C. Mr. Bailey received an MBA from Yale University and a BA from Brigham Young University.

Quach Van Duc, President

Quach Van Duc, 50 has been President and Chairman of the Board of Management of Timex A&S since November 2008. Since January 2004, Mr. Van Duc has been Chairman and President of Tin Nghia Company, Timex A&S’s current parent company. Mr. Van Duc received a BA from Ho Chi Minh University of Economics.

Nguyen Thi Bach Huong, Vice President and Member of the Board of Management

Nguyen Thi Bach Huong, 51 has been Vice President and Member of the Board of Management of Timex A&S since November 2008. Mr. Huong has been Vice President of Tin Nghia Company since January 2004. Ms. Huong received a BA from Ho Chi Minh Univesity of Economics and Bachelor of Law from Ho Chi Minh University.

Li Minh Chuong, Head of the Inspection Committee

Li Minh Chuong, 40, has been Head of the Inspection Committee of Timex A&S since November 2008. Since April 2008 Ms. Chuong has been Deputy Manager—Financial Department of Tin Nghia Company. From January 2004 to March 2008 Ms. Chuong was Deputy Manager—Accounting Department of Tin Nghia Company. Mr. Chuong received a BS from Ho Chi Minh University of Economics.

Dang Quang Vinh, Vice Director

Dang Quang Vinh, 32, has been Vice Director of Timex A&S since October 2008. Mr. Vinh was Director of Tan Phu Stop Station from August 2006 to October 2008 and Manager of ICD Bien Hoa, a wholly subsidiary of Tin Nghia, is operating in forwarding import-export services from October 2005 to August 2006. From January 2004 to September 2005, Mr. Vinh was an officer at Dong Nai province’s Customs. Mr. Vinh received a BA from Ho Chi Minh University of Economics.

Nguyen Thi Thuy, Vice Director

Nguyen Thi Thuy, 51, has been Vice Director of Timex A&S since January 2004. Ms. Thuy received a BA Ho Chi Minh Accounting & Finance University.

Truong Minh Tien, Vice Director

Truong Minh Tien, 31, has been Vice Director of Timex A&S since August 2008. From February 2007 to September 2008, Mr. Tien was Manager of Timex A&S. From January 2004 to January 2007, Mr. Tien was an employee at Nha Mo Company Ltd., a consulting, design and construction company. Mr. Tien graduated from and received a Master’s from Ho Chi Minh Polytechnic University.

Quach Dan Phu, Vice Director.

Quach Dan Phu , 40, has been Vice Director of Timex A&S since November 2008. From 1999 to 2006 Mr. Phu was Manager/Export-Import of ICD Bien Hoa, a wholly subsidiary of Tin Nghia, is operating in forwarding import-export services. Mr. Phu received a Bachelor’s from Ho Chi Minh Accounting & Finance and an Engineering degree from Ho Chi Minh Polytechnic University and MSC from Management Development Institute of Singapore.

Le Huu Tinh, Member of the Board of Management

Le Huu Tinh, 44, has been a Member of the Board of Management of Timex A&S since November 2008. Since May 2007 Mr. Tinh has been Vice President of Tin Nghia Company. From January 2004 to April 2007 Mr. Tinh was Chief Accountant of Tin Nghia Company. Mr. Tinh received a BA, MBA and PhD from Ho Chi Minh University of Economics.

Do Van Thang, Member of the Board of Management

Do Van Thang, 36 has been a Member of the Board of Management of Timex A&S since November 2008. Mr. Van Thang has been Manager—Financial Department of Tin Nghia Company since April 2008. Mr. Thang was Specialist at Dong Nai Finance Department from January 2004 to July 2007. From January 2004 to July 2007, Mr. Thang studied at Nottingham University, UK for Ph. D Degree .  Mr. Thang received an MBA from Maastricht School of Management and a PhD from The University of Nottingham. From January 2005 to March 2008, Mr. Thang studied at Nottingham University, UK for Ph. D Degree.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. In determining whether to purchase the Company’s common stock, an investor should carefully consider all of the material risks described below, together with the other information contained in this report before making a decision to purchase the Company’s securities. An investor should only purchase the Company’s securities if he or she can afford to suffer the loss of his or her entire investment.

Risks Related to the Timex A&S Business

Timex A&S will need significant additional capital, which it may be unable to obtain.

Timex A&S’s financing requirements for the opening of its planned convenience stores will be significant. In the event that such financing is not procured, it may be forced to curtail its growth plans. There can be no assurance that such financing would be available when needed or that it would be available on acceptable terms.

Furthermore, the issuance by the Company of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock. Debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility.  Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

If Timex A&S’s strategy is unsuccessful, it will not be profitable and our shareholders could lose their investments.

There is no guarantee that Timex A&S’s strategy will be successful or profitable. If its strategy is unsuccessful, it may fail to meet its objectives and not realize the revenues or profits from the business it pursues, which may cause the value of the Company to decrease, thereby potentially causing our stockholders to lose their investments.

Timex A&S may not be able to effectively control and manage its growth, which would negatively impact our operations.

If Timex A&S’s business and markets grow and develop it will be necessary for it to finance and manage expansion in an orderly fashion. It may face challenges in managing expanding service offerings and in integrating any acquired businesses with its own. Such eventualities will increase demands on its existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect its operations and cause administrative inefficiencies.

Timex A&S may be unable to successfully execute any of its identified business opportunities or other business opportunities that it determines to pursue.

Timex A&S currently has a limited corporate infrastructure. In order to pursue business opportunities, it will need to continue to build its infrastructure and operational capabilities. Its ability to do any of these successfully could be affected by any one or more of the following factors:

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 its ability to raise substantial additional capital to fund the implementation of its business plan;

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its ability to execute its business strategy;

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the ability of its products and services to achieve market acceptance;

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its ability to manage the expansion of its operations and any acquisitions it may make, which could result in increased costs, high employee turnover or damage to customer relationships;

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its ability to attract and retain qualified personnel;

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its ability to manage its third party relationships effectively; and

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its ability to accurately predict and respond to the changes in its industry and the evolving demands of the markets it serves.

Timex A&S’s failure to adequately address any one or more of the above factors could have a significant impact on its ability to implement its business plan and its ability to pursue other opportunities that arise.

Historical prices for motor fuel have been volatile and significant changes in such prices in the future may adversely affect Timex A&S’s profitability.

Crude oil and domestic wholesale petroleum markets are volatile. General political conditions, acts of war or terrorism and instability in oil producing regions, particularly in the Middle East, Russia and South America, could significantly impact crude oil supplies and wholesale petroleum costs. Significant increases and volatility in wholesale petroleum costs could result in significant increases in the retail price of petroleum products and in lower motor fuel gross margin per gallon. Increases in the retail price of petroleum products could impact consumer demand for motor fuel and convenience merchandise. This volatility makes it extremely difficult to predict the impact future wholesale cost fluctuations will have on Timex A&S’s operating results and financial condition. In addition, a sudden shortage in the availability of motor fuel could adversely affect Timex A&S’s business because its retail stores typically have a three to four day supply of motor fuel and its motor fuel supply contracts do not guarantee an uninterrupted, unlimited supply of motor fuel. A significant change in any of these factors could materially impact our motor fuel gallon volumes, motor fuel gross profit and overall customer traffic, which in turn could have a material adverse effect on its business and results of operations.

The convenience store industry is highly competitive and impacted by new entrants and Timex A&S’s failure to effectively compete could result in lower sales and lower margins.

The convenience store industry in the geographic areas in which Timex A&S plans to operate is highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type Timex A&S plans to sell in its stores. Timex A&S will compete with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores and mass merchants. To be competitive, Timex A&S must constantly analyze consumer preferences and competitors’ offerings and prices to ensure that it offers a selection of convenience products and services at competitive prices to meet consumer demand. Timex A&S must also maintain and upgrade its customer service levels, facilities and locations to be competitive and attract customer traffic to its stores. Timex A&S may not be able to compete successfully, and competitive pressures faced by it could have a material adverse effect on its business and results of operations.

Decreases in consumer spending, travel and tourism in the areas we serve could adversely impact Timex A&S’s business.

In the convenience store industry, customer traffic is generally driven by consumer preferences and spending trends, growth rates for automobile and commercial truck traffic and trends in travel, tourism and weather. Changes in economic conditions could adversely impact consumer spending patterns and travel and tourism in Timex A&S’s markets, which could have a material adverse effect on its business and results of operations.

Terrorist attacks and threatened or actual war may adversely affect Timex A&S’s business.

Timex A&S’s business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of its control. Terrorist attacks or threats, rumors or threats of war, or military or trade disruptions impacting its suppliers or its customers may adversely impact its operations. As a result, there could be delays or losses in the delivery of supplies to Timex A&S, decreased sales of its products and extension of time for payment of accounts receivable from its customers. These occurrences could have an adverse impact on energy prices, including prices for Timex A&S’s products, and an adverse impact on the margins from its operations. In addition, disruption or significant increases in energy prices could result in government imposed price controls. Any or a combination of these occurrences could have a material adverse effect on Timex A&S’s business and results of operations.

Timex A&S relies on key personnel and, if we it is unable to retain or motivate key personnel or hire qualified personnel, it may not be able to grow effectively.

Timex A&S’s success depends in large part upon the abilities and continued service of its executive officers and other key employees, particularly Mr. Quach Van Duc, its president. There can be no assurance that Timex A&S will be able to retain the services of Mr. Mr. Duc.  Timex A&S’s failure to retain the services of its key personnel could have a material adverse effect on it.   In order to support its projected growth, it will be required to effectively recruit, hire, train and retain additional qualified management personnel.  Its inability to attract and retain the necessary personnel could have a material adverse effect on us.

Risks Related to Doing Business in Vietnam

Any adverse change to the economy or business environment in Vietnam could significantly affect its operations, which would lead to lower revenues and reduced profitability.

Timex A&S’s operations are concentrated in Vietnam. Because of this concentration in a specific geographic location, it is susceptible to fluctuations in its business caused by adverse economic or other conditions in this region, including natural or other disasters. A stagnant or depressed economy in Vietnam generally, or in any of the other markets that it servces, could adversely affect its business, results of operations and financial condition.

Timex A&S’s business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in Vietnam. Over the past several years, the government of Vietnam has pursued economic reform policies. Changes in policies, laws and regulations or in their interpretations or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop.

A downturn in the economy of Vietnam may slow Timex A&S’s growth and profitability.

The growth of the Vietnamese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Vietnamese economy will be steady or that any downturn will not have a negative effect on Timex A&S’s business.

Restrictions on currency exchange may limit Timex A&S’s ability to receive and use our revenues effectively.

All of Timex A&S’s revenues and most of its expenses are denominated in the Vietnamese Dong. If  revenues denominated in the Vietnamese Dong increase or expenses denominated in Vietnamese Dong decrease in the future, Timex A&S may need to convert a portion of its revenues into other currencies to meet its foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of the Company’s ordinary shares.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against Timex A&S’s officers, directors and assets based in Vietnam.

Substantially all of Timex A&S’s assets will be located in Vietnam and the majority of its officers and present directors reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of Timex A&S’s directors and officers under Federal securities laws. Moreover, management has been advised that Vietnam does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and Vietnam would permit effective enforcement of criminal penalties of the Federal securities laws.

Risks Related to the Company’s Common Stock

There is not an active liquid trading market for the Company’s common stock.

The Company’s common stock is registered under the Securities Exchange Act of 1934, as amended, and is currently included for quotation on the OTC Bulletin Board. However, there is no regular active trading market in the Company’s common stock, and we cannot give an assurance that an active trading market will develop. If an active market for the Company’s common stock develops, there is a significant risk that the Company’s stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

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variations in our quarterly operating results;

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announcements that our revenue or income are below analysts’ expectations;

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general economic slowdowns;

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sales of large blocks of the Company’s common stock;

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announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

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fluctuations in stock market prices and volumes,

The Company’s common stock will be subject to the “penny stock” rules of the SEC, which may make it more difficult for stockholders to sell the Company’s common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

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that a broker or dealer approve a person's account for transactions in penny stocks; and

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the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

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obtain financial information and investment experience objectives of the person; and

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make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

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sets forth the basis on which the broker or dealer made the suitability determination; and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The regulations applicable to penny stocks may severely affect the market liquidity for the Company’s common stock and could limit an investor’s ability to sell the Company’s common stock in the secondary market.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements does not apply to the Company.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, the Company will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

The Company has not paid dividends in the past and does not expect to pay dividends for the foreseeable future.  Any return on investment may be limited to the value of the Company’s common stock.

No cash dividends have been paid on the Company’s common stock. We expect that any income received from operations will be devoted to our future operations and growth. The Company does not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as the Company’s board of directors may consider relevant. If the Company does not pay dividends, the Company’s common stock may be less valuable because a return on an investor’s investment will only occur if the Company’s stock price appreciates.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Cooperation Agreement, dated June 19, 2009, between Timex Assets & Services, Inc. and Tin Nghia Petrol Trading Company Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSIGN SERVICES, INC.

Dated: June 25, 2009

By: /s/ Particia G. Skarpa

Name: Patricia G. Skarpa

Title: President